Pricing Supplement No. 19 Dated March 2, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                        Rule 424(b)(3)
                                                    Registration Statement
                                                        No. 333-91953

                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue


         Ford Credit has designated $304,750,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to purchase $304,750,000 aggregate principal amount of the Notes at a price of 99.861% of their principal amount for resale at fixed initial public offering price of 100% of their principal amount. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                              March 6, 2001

         Maturity Date:                           March 8, 2004

         Initial Principal Amount:                $304,750,000

         Interest Rate Basis:                     LIBOR Telerate having an Index
                                                  Maturity of three months plus
                                                  80 basis points (0.80%)

         Interest Reset Dates:                    On the Issue Date and
                                                  thereafter quarterly on the
                                                  8th day of each March, June,
                                                  September and December, until
                                                  the Notes are paid in full,
                                                  beginning June 8, 2001

         Interest Payment Dates:                  Quarterly on the 8th day of
                                                  each March, June, September
                                                  and December, beginning
                                                  June 8, 2001, and at Maturity

         CUSIP No.:                               345402 5J6

         Interest Determination Date:             Two London banking days prior
                                                  to each Interest Reset Date

         Reference Agent:                         The Chase Manhattan Bank

                           --------------------------

         Bear Stearns & Co. Inc.

                        Credit Suisse First Boston

                                  J P Morgan

                                          Lehman Brothers Inc.

                                                        Merrill Lynch & Co.